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                                                               Exhibit (10)(xii)
Individual Cash Incentive Arrangements

The Organization and Compensation Committee of the Board of Directors of the Company (Committee) authorized individual bonus incentives for two executive officers, Richard D. McBee, Senior Vice President, Communications Business Unit, and Craig L. Overhage, Senior Vice President, Instruments Business Unit. Each executive will receive a bonus of up to $100,000 each year for fiscal years ending May 27, 2006, and May 26, 2007, upon attainment of performance objectives established by the Committee. For Mr. McBee, the performance objectives are attaining specified sales and income levels, completing certain organizational development projects, and achieving specified customer focused goals. For Mr. Overhage, the performance objectives are meeting specified product development milestones, attaining specified sales levels in new product categories, and achieving market share objectives. The Committee may modify, in its sole discretion, the performance objectives, and will have sole and exclusive authority to determine whether the performance objectives have been met.